AMERIGROUP CORPORATION

2009 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement is made and entered into as of       , 20       (the “Date of Grant”), by and between AMERIGROUP Corporation, a Delaware corporation (the “Company”), and      (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2009 Equity Incentive Plan (the “Plan”).

1. Number of Units. The Company hereby grants to the Participant        Restricted Stock Units (the “Units”), subject to all of the terms and conditions of this Restricted Stock Unit Agreement and the Plan.

2. Lapse of Restrictions; Settlement.

(a) Subject to Sections 4 and 5 hereof and the remaining provisions of this Section 2(a), the Participant shall become vested in the Units (and entitled to payment in respect thereof in accordance with Section 2(b) hereof) as follows:

[VESTING SCHEDULE]

Except as set forth in Section 4 hereof, upon termination of the Participant’s employment with the Company and its Affiliates, any Units that shall not already have vested shall be immediately forfeited by the Participant.

(b) Upon the vesting of a Unit (and in any event not later than the first March 15 following the calendar year in which vesting occurs), the Company shall deliver to the Participant: (i) as determined by the Administrator in its discretion, either one Share (in book-entry or certificated form, as determined in the Administrator’s discretion) or cash (without provision for interest) with a Fair Market Value equal, as of the date of vesting, to one Share, and (ii) an additional number of Shares (in book-entry or certificated form, as determined by the Administrator in its discretion) with a Fair Market Value, determined as of each date cash dividends are paid on Shares while the Unit is outstanding but not yet vested, equal to such cash dividend, provided that the Administrator in its discretion may substitute a payment of cash equal to the amount of the cash dividend (without provision for interest), of such additional Shares, and provided further that, in any event, fractional Shares shall not be delivered and shall instead be settled in cash (in an amount equal to the Fair Market Value of the fractional Share on the date of vesting).

3. Adjustments. In the event of any Change in Capitalization, the Administrator shall take such actions pursuant to Section 5 of the Plan (including, to the extent it would not cause the application of a tax under Section 409A of the Code, the provisions thereof relating to the cancellation of Awards in exchange for a payment in cash or other property) as it deems appropriate.

4. Termination of Employment. Upon the termination of the Participant’s employment due to death or Disability, the Participant shall vest in a number of Units that equals the number of Units at the target level of performance multiplied by a fraction, the numerator of which is the number of completed calendar months in the period beginning with January 1 of the year in which the Date of Grant occurs and ending with the date of the Participant’s termination of employment and the denominator of which is        (      ) calendar months.

5. Change in Control. Any Units that have not previously vested shall become fully vested at the target level of performance upon a Change in Control.

6. Covenant Not to Compete.

(a) In consideration for the grant of the Units, and as a material condition to the grant, the Participant hereby expressly agrees as follows:

(i) The Participant will act in the best interests of the Company and its Subsidiaries and Affiliates (each, an “AMERIGROUP Company” and collectively, the “AMERIGROUP Companies”) throughout the period of the Participant’s employment with any of the AMERIGROUP Companies; and

(ii) At all times while employed by any AMERIGROUP Company and at all times during the Covered Post-Employment Period (defined below), the Participant will not (A) compete with any AMERIGROUP Company by serving a Competitor (defined below) in any managerial capacity, or in any capacity that influences business strategy, with respect to a Covered Product or Service (defined below) that the Competitor is offering in a Covered Area (defined below) or developing to offer in a Covered Area, or (B) solicit for employment, interfere with the employment relationship of or endeavor to entice away any employee of any AMERIGROUP Company; provided, however, that in the event the Company terminates the Participant’s employment without Cause, the non-competition covenants in Section 6(a)(ii)(A) hereof shall terminate and be of no further force or effect beginning at the close of business on the Participant’s last day of employment with the applicable AMERIGROUP Company;

(iii) at all times while employed by any AMERIGROUP Company and at all times thereafter, the Participant will maintain in strict confidence, and will not reveal to any person or entity (except as may be required in the ordinary course of performing the Participant’s duties as an employee of the AMERIGROUP Company), any Confidential Information.

(b) As used herein,

(i) The “Covered Post-Employment Period” means the twelve (12) month period beginning on the first day on which the Participant is no longer employed by any AMERIGROUP Company ending on the first anniversary of such date.

(ii) “Competitor” means any entity or person that provides, or is planning to provide, a Covered Product or Service in competition with a Covered Product or Service that an AMERIGROUP Company is actively developing, marketing, providing or selling.

(iii) “Confidential Information” means an AMERIGROUP Company’s proprietary and/or non-public information concerning its business and affairs, including, without limitation, trade secrets, strategies, business plans, marketing and advertising plans, member and provider information, employee and personnel information, contracts, training manuals, financial projections, budgets and non-public financial data (including, without limitation, statements with premium revenue and/or provider compensation terms, reports of actuaries, medical loss reports, balance sheets and income statements).

(iv) A “Covered Product or Service” shall mean a managed health care product or service (A) offered or provided to any beneficiary of and/or participant in any Medicare, Medicare-related, Medicaid, Medicaid-related, or SSI program, any government-funded children’s health insurance program or any federal and/or state sponsored health care program that is substantially similar to any of such programs, (B) offered or provided to any beneficiary of and/or participant in any government-funded or government sponsored health care program that directly competes or will directly compete with any managed health care product or service offered or being developed to be offered by any AMERIGROUP Company or (C) that directly competes or will directly compete with any commercial managed health care product or service offered or being developed to be offered by any AMERIGROUP Company.

(v) The “Covered Area” shall consist of each city, county and other similar governmental territory in which an AMERIGROUP Company provides or has made material efforts to develop and provide a Covered Product or Service to its members, if in the course of the Participant’s employment with an AMERIGROUP Company he or she (A) has provided services to an AMERIGROUP Company with respect to the Covered Products or Services in such city, county or governmental territory, or (B) reviewed or discussed Confidential Information of an AMERIGROUP Company with respect to the Covered Product or Service in such city, county or governmental territory.

(c) The Participant agrees that any breach by the Participant of the covenants made in Section 6(a) hereof may cause irreparable damage to one or more of the AMERIGROUP Companies and that in the event of such breach each AMERIGROUP Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the Participant’s obligations hereunder. The Participant agrees that any such AMERIGROUP Company may seek and obtain injunctive relief without posting an injunction bond. The Participant hereby acknowledges and agrees that the Participant will have access to confidential and proprietary information and trade secrets concerning the AMERIGROUP Companies during the Participant’s employment and that the covenants in Section 6(a) hereof are reasonable in scope and necessary to protect the legitimate business interests of the AMERIGROUP Companies. The Participant hereby further expressly acknowledges and agrees that each AMERIGROUP Company is an express third-party beneficiary of the terms of this Agreement. (For the avoidance of doubt, the Participant acknowledges and agrees that the experience and/or knowledge that the Participant acquires in the course of his or her employment with an AMERIGROUP Company may relate not only to the Covered Products and Services of the AMERIGROUP Company with which he or she is employed, but also those of other AMERIGROUP Companies.)

7. Notices. All notices and other communications under this Restricted Stock Unit Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties at the address set forth under such party’s signature page hereto. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

8. Securities Laws Requirements. The Company shall not be obligated to deliver Shares or cash to the Participant pursuant to Section 2 hereof if such delivery, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (the “Securities Act”), or any other federal or state statutes having similar requirements as may be in effect at that time.

9. No Obligation to Register. The Company shall be under no obligation to register the Units (or any Shares deliverable in respect of the Units) pursuant to the Securities Act or any other federal or state securities laws.

10. Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, the Units or this Restricted Stock Unit Agreement will be valid.

11. Taxes. The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect to the Units, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Units. The Participant may satisfy the foregoing requirement by making a payment to the Company in cash or, with the approval of the Administrator, by delivering already owned unrestricted Shares or electing to have the Company withhold cash or Shares from delivery, in each case having a value equal to the minimum amount of tax required to be withheld. Such Shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. To the extent Units are to be settled by cash payment, the Company may also satisfy the foregoing withholding requirement by withholding cash from delivery. The Participant acknowledges that the tax laws and regulations applicable to the Units and the disposition of Shares following vesting are complex and subject to change.

12. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Restricted Stock Unit Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

13. Investment Representation. The Participant hereby represents and warrants to the Company that the Participant, by reason of the Participant’s business or financial experience (or the business or financial experience of the Participant’s professional advisors who are unaffiliated with, and who are not compensated by, the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect the Participant’s own interests in connection with the transactions contemplated under this Restricted Stock Unit Agreement.

14. Clawback. If (x) the Participant breaches the terms of Section 6 hereof or (y) the Company has been required to prepare an accounting restatement due to material noncompliance, as a result of fraud or misconduct, with any financial reporting requirement under the securities laws, and the Administrator has determined in its sole discretion that the Participant had knowledge of or should have known of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of appropriate individuals within the Company or personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur, the Company may demand repayment of any amounts realized by Participant under this Award (determined before the application of any taxes). The Participant shall be required to provide repayment within ten (10) days following such demand.

15. Governing Law. With the exception of Section 6 hereof, this Restricted Stock Unit Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws. The provisions of Section 6 hereof shall be governed by and construed according to the laws of the Commonwealth of Virginia without regard to its principles of conflict of laws.

16. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Units and this Restricted Stock Units Agreement shall be subject to all terms and conditions of the Plan.

17. Amendments; Construction. The Administrator may amend the terms of this Restricted Stock Unit Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without his or her consent. To the extent the terms of Section 6 hereof conflict with any prior agreement between the parties related to such subject matter, the terms of Section 6 hereof shall supersede such conflicting terms and control. Headings to Sections of this Restricted Stock Unit Agreement are intended for convenience of reference only, are not part of this Restricted Stock Unit Agreement and shall have no effect on the interpretation hereof.

18. Survival of Terms. This Restricted Stock Unit Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. The terms of Section 6 hereof shall expressly survive the forfeiture of the Units and this Agreement.

19. Rights as a Stockholder. Subject to the restrictions set forth in the Plan and this Restricted Stock Unit Agreement, the Participant shall not have any of the rights or privileges of a stockholder of the Company with respect to the Units granted pursuant to this Restricted Stock Unit Agreement unless and until Shares have been issued and delivered to the Participant following the vesting of the Units.

20. Agreement Not a Contract for Services. Neither the Plan, the granting of the Units, this Restricted Stock Unit Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.

21. Authority of the Administrator. The Administrator shall have full authority to interpret and construe the terms of the Plan and this Restricted Stock Unit Agreement. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

22. Representations. The Participant has reviewed with his own tax advisors the Federal, state, local and foreign tax consequences of the transactions contemplated by this Restricted Stock Unit Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that he (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Restricted Stock Unit Agreement.

23. Severability. Should any provision of this Restricted Stock Unit Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Stock Unit Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Restricted Stock Unit Agreement. Moreover, if one or more of the provisions contained in this Restricted Stock Unit Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

24. Section 409A. To the extent applicable, it is intended that this Restricted Stock Unit Agreement comply with the provisions of Section 409A of the Code (“Section 409A”). This Restricted Stock Unit Agreement shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Restricted Stock Unit Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company or its Subsidiaries or Affiliates for purposes of this Restricted Stock Unit Agreement and no payments shall be due to the Participant under this Restricted Stock Unit Agreement which are payable upon the Participant’s termination of employment unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable pursuant to this Restricted Stock Unit Agreement during the six-month period immediately following the Participant’s termination of employment shall instead be paid on the first business day at least six months following the Participant’s termination of employment (or upon the Participant’s death, if earlier).

25. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Restricted Stock Unit Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Units subject to all the terms and conditions of the Plan and this Restricted Stock Unit Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Restricted Stock Unit Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Stock Unit Agreement on the day and year first above written.

AMERIGROUP CORPORATION

By:

[NAME]

[TITLE]

Address: AMERIGROUP Corporation

4425 Corporation Lane

Virginia Beach, VA 23462

Facsimile: (757) [XXX-XXXX]

Attn: [NAME]

PARTICIPANT

Address:

Social Security Number: